Filed Pursuant to Rule 424(b)(3)
File No. 333-268702
Maximum Offering of 50,748,029 Shares
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Supplement No. 17 dated October 23, 2023
to the
Prospectus dated February 17, 2023
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This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Priority Income Fund, Inc. (the “Company”) dated February 17, 2023 as amended or supplemented (the “Common Stock Prospectus”). Capitalized terms used but not defined herein shall have the same meaning given them in the Common Stock Prospectus.
You should carefully consider the “Risk Factors” beginning on page 39 of the Common Stock Prospectus before you decide to invest.
Net Asset Value
In connection with our monthly net asset value determination process, as provided in our valuation policies and procedures, we are announcing that the net asset value as of September 30, 2023 is $11.11 per share of our common stock.

Change in Distribution Reinvestment Price
Shares issued pursuant to the Company’s distribution reinvestment plan will be issued at price of $10.55 per share following a change in the Company’s net asset value per share.